UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2013

Biozone Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-146182	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 608-5101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                      Termination of a Material Definitive Agreement

Effective October 22, 2013, BioZone Pharmaceuticals, Inc. (“BioZone”), BioZone Laboratories, Inc. (“BioZone Labs”), Matrixx Initiatives, Inc. (“Matrixx”) and Zicam, LLC (“Zicam”) entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) related to a voluntary recall initiated by Matrixx on December 18, 2012 of one lot of Zicam® Extreme Congestion Relief nasal gel that BioZone Labs manufactured on Matrixx’ behalf (the “Product Recall”).

In connection with the Product Recall, Matrixx sent BioZone Labs on January 3, 2013 a Notice of Default under the Supply Agreement dated May 8, 2009 by and between BioZone Labs and Zicam, LLC (the “Supply Agreement”) to formally notify BioZone Labs that Matrixx is handling the Product Recall and will require BioZone Labs to reimburse Matrixx for all costs and expenses related to the Product Recall.

Pursuant to the Settlement Agreement, BioZone agreed to pay Zicam seven hundred thousand dollars ($700,000) within 10 days of the date of execution of the Settlement Agreement to settle all remaining amounts due to Zicam under the Supply Agreement and the parties agreed to terminate the Supply Agreement effective as of the date of the Settlement Agreement. In addition, Zicam agreed to release BioZone Labs’ from the post-termination non-compete provision contained in the Supply Agreement.  BioZone has now paid in full the required cash settlement payment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BioZone Pharmaceuticals, Inc.

Date: October 28, 2013	By:	/s/ Elliot Maza
Name: Elliot Maza Title: Chief Executive Officer and Chief Financial Officer